Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-255518 on Form F-4/A of our reports dated March 8, 2021 relating to the consolidated financial statements of Loral Space & Communications Inc. and subsidiaries and the effectiveness of Loral Space & Communications Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Loral Space & Communications Inc. and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 24, 2021